Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Peraso Inc.

San Jose, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Peraso Inc. of our report dated March 28, 2025, relating to the consolidated financial statements as of December 31, 2024 and 2023 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Peraso Inc.’s ability to continue as a going concern) included in Peraso Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 15, 2026